Exhibit 3.1

State of Delaware
Secretary of State
Division of Corporations
Delivered 11:46Aivl 09/11/2024
FCLED 11:46AM 09/11/2024
SR 20243655752 - File Number 2291976

CERTIFICATE OF AMENDMENT

OF

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RBC BEARINGS INCORPORATED

RBC Bearings Incorporated, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), hereby certifies that:

1. The Corporation’s Amended and Restated Certificate of Incorporation was filed with the Delaware Secretary of State on August 15, 2005.

2. The Board of Directors of the Corporation, by unanimous written consent signed as of June 25, 2024, duly adopted a resolution setting forth a proposed amendment of the Corporation’s Amended and Restated Certificate of Incorporation, declaring such amendment to be advisable and calling for such amendment to be submitted to the stockholders of the Corporation at the 2024 annual meeting of stockholders. The proposed amendment is to change Section I (a) of Article Eight of the Amended and Restated Certificate of Incorporation of the Corporation to read as follows:

To the fullest extent permitted by the Delaware General Corporation Law as it now exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than permitted prior thereto), and except as otherwise provided in the Corporation’s Bylaws, no Director or officer of the Corporation shall be liable to the Corporation or its stockholders for monetary damages arising from a breach of fiduciary duty owed to the Corporation and its stockholders.

3. On September 5, 2024, at the 2024 annual meeting of the Corporation’s stockholders, duly called and held upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware, the stockholders of the Corporation duly approved the above amendment.

4. The above amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 6th day of September, 2024.

RBC Bearings Incorporated

By:	/s/ John J. Feeney
Title:	Vice President, General Counsel & Secretary